Press Release	Source: Petrol Oil and Gas, Inc.

Petrol Oil and Gas Reports 2005 Year-end Results

Thursday March 30, 4:00 pm ET

Revenues Increase 597% over 2004

Petrol to Hold Conference Call at 4:30 p.m. Eastern Time Today

LAS VEGAS--(BUSINESS WIRE)--March 30, 2006--Petrol Oil and Gas, Inc. (OTCBB: POIG - News) today announced operating results for the year ended December 31, 2005. Petrol reported record revenue of $6,040,957 compared to $866,924 in fiscal 2004. Petrol had a net loss for fiscal 2005 of $5,963,795, or $0.23 per share, compared to a loss of $4,523,907, or $0.22 per share for the same period in 2004. The 2005 results included $2,183,274 in non-cash charges related to stock-based compensation and financing activities. The 2004 results included $2,211,598 in non-cash charges relating to stock-based compensation, asset acquisitions and financing activities. Petrol ended the year with cash of $8.4 million.

"During 2005, we made significant investments to support our drilling programs, positioning Petrol for strong growth in 2006," said Paul Branagan, Petrol's Chief Executive Officer. "We developed our Petrol-Neodesha property, increasing production and putting into place a gathering system and pipeline which included the addition of several new booster pumps and miles of larger diameter trunk lines that will support the increased production from our new wells. We also instituted a well remediation program for some older producing wells that has resulted in enhanced production. The project has spacing for another 50 to 100 wells to fully develop our existing leased acreage, providing Petrol with significant growth potential. Since the fall of 2005 we have drilled on average 3 new wells per month and have continued at that rate through the first quarter of 2006.

"The initial $10 million received under our $50 million facility from Laurus Master Fund, completed during the fourth quarter, allows us to drill and develop our Coal Creek and Missouri projects. With additional financing, our ambitious, but achievable, plans include drilling and completing 540 wells over a two to three year period along with three gas gathering pipelines. As more wells come on line from this property, we expect our production to increase significantly. Our Reserve Report, dated December 31, 2005, indicates Petrol has significant proven undeveloped gas reserves in this area. Recently, our development activities at Coal Creek have focused on proving up those reserves and increasing the Net Asset Value of this area, which is expected to increase our financing options. With rapidly growing production and robust energy prices, Petrol is well-positioned for solid growth in 2006."

Some of the highlights of fiscal 2005 included:

•	Increased production at Petrol-Neodesha. Petrol increased production and development of CBM and other natural gases through its 10,000 gross acre primary revenue producing property.

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Invested in infrastructure to support future growth. Petrol made enhancements to its gas gathering pipeline systems resulting in additional pipeline capacity to fully develop Petrol-Neodesha. During 2005, Petrol successfully drilled and completed 14 new production wells, all of which were 100% successes.

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Development of the Coal Creek Project. Petrol developed two areas within the Coal Creek project, specifically the Burlington and Waverly areas. This includes 40 production wells, 3 salt water disposal wells and the installation of miles of gas gathering pipelines and processing systems within each of those production areas.

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Received the initial $10 million tranche under a $50 million debt facility provided by Laurus Master Fund. Proceeds will be used to initiate Phase I drilling activities at Coal Creek with the drilling of gas production wells and the installation of a gas gathering pipeline system in Burlington and Waverly. (The Burlington gas gathering pipeline system was completed in the first quarter of 2006 and is anticipated to go on line in early April). Petrol also intends to fund portions of its field operations and development program from revenues obtained from sales of CBM gas and oil production, outside lenders, and from proceeds of anticipated exercise of warrants and options.

Petrol's CEO will hold a conference call at 4:30 p.m. eastern time today to discuss the results and outlook for 2006. Interested participants should call (877) 803-5726 for domestic access or (706) 679-6112 for international access. Please reference Conference I.D. Number 7032331.

There will be a playback available until midnight, April 30, 2006. To listen to the playback, please call (800) 642-1687 for domestic access or (706) 645-9291 for international access. Please use pass code 7032331 for the replay.

This call is being webcast and can be accessed through Petrol's web site at www.petroloilandgas.com until April 30, 2006.

Readers are urged to review Petrol's annual report on Form 10-KSB, when available, through the SEC's website (www.sec.gov), for a discussion of Petrol's results of operations and review of the 2005 financial statements.

Forward-Looking Statements: The statements in this press release regarding actual and anticipated revenues and losses, any implied or perceived benefits from Petrol's CBM assets, potential growth rates for fiscal 2006, the development of the Coal Creek and Missouri projects, the amount of Petrol's proven undeveloped gas reserves, Petrol's ability to acquire sufficient debt financing, availability of the remaining funds under the Laurus facility, actual number of wells needed to fully develop Petrol's leased acreage, the continued rate of new wells drilled per month, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, unforeseen drilling and production risks, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, availability of debt financing, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

CEOcast, Inc., for Petrol Oil and Gas

Josh Reynolds, 212-732-4300